PRESS RELEASE


SLW ENTERPRISES INC. ACQUIRES HIENERGY MICRODEVICES, INC.

POMPANO BEACH, FLA., April 26 - SLW Enterprises Inc. (OTC Bulletin Board: SLWE - news) is pleased to announce that it has acquired HiEnergy Microdevices, Inc. in a voluntary share exchange transaction. SLW acquired approximately 92% of the issued and outstanding shares of HiEnergy in the voluntary share exchange.

SLW also simultaneously conducted a closing of its ongoing private placement of $1,225,000 for 1,225,000 shares of common stock sold at $1.00 per share. This closing occurred based on SLW successfully acquiring HiEnergy in the voluntary share exchange. The private placement offering was originally slated to close at the same time as the voluntary share exchange. SLW extended the term of the offering to late May and increased the size of the offering to a maximum of 2,000,000 shares of SLW common stock at $1.00 per share from a maximum of 1,500,000 shares of SLW common stock at $1.00 per share. The offering and sale of the common stock has not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement. This disclosure is not an offer of securities or a solicitation of an offer to buy securities. Placements will be made only to accredited investors with preexisting contacts with SLW and its authorized representatives.

In the voluntary share exchange, SLW issued approximately 14,380,000 shares of its common stock to former HiEnergy shareholders. Pursuant to the Voluntary Share Exchange Agreement between SLW and HiEnergy, Rheal Cote canceled all but 300,000 of the 9,872,000 SLW shares he owned prior to the closing of the voluntary share exchange. As a result of the transactions that closed today, the following table summarizes SLW's capital structure:

                                       Number of Shares  % Ownership
                                       ----------------  -----------
     Pro-Exchange SLW Shareholders         6,470,000         29.3%
     Private Placement Investors           1,225,000          5.6%
     Former HiEnergy Shareholders         14,380,000         65.1%

The amounts in the preceding table are approximate and may be subject to minor adjustment. In addition to the preceding transactions, SLW and Dr. Bogdan Maglich, HiEnergy's founder, agreed to cancel Dr. Maglich's HiEnergy stock options in exchange for the grant of SLW stock options on substantially the same terms and conditions. As a result of this agreement, Dr. Maglich will have options entitling him to acquire approximately 2,482,000 shares of SLW common stock at approximately $0.134 per share. With respect to the approximate 8% minority interest of HiEnergy that remains, in the Voluntary Share Exchange Agreement, SLW agreed that in the event of any merger or other consolidation of HiEnergy into SLW, each remaining HiEnergy shareholder will receive the greater of the market value of their HiEnergy share or shares in SLW on the same terms as the voluntary share exchange.


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HiEnergy has developed a unique technology to remotely, expediently and non-intrusively decipher the chemical formula and location of concealed substances. This innovative SuperSenzor Detector has successfully been tested using laboratory prototypes under U.S. Department of Defense and Department of Treasury contracts. HiEnergy believes that the technology will have application in the transport security explosive detection, biological weapons detection and industrial quality control markets.

Mr. Barry Alter, President of SLW said, "We are very pleased to close this transaction, which will change the focus of SLW into a company primarily dedicated to the security detection systems market. HiEnergy's SuperSenzor Detector is the only 'stoichiometric' detector in existence. 'Stoichiometric' means that it can tell the chemical composition of objects earmarked as suspicious by the currently used X-ray monitors-all of which are 'chemically blind.' SuperSenzor technology would work best in tandem with X-ray scanners, but we also expect that it will be able to work alone as both a scanner and chemical identifier. We believe that HiEnergy's technology has the potential to significantly improve the safety and efficiency of security screening for explosive, drug and bio-weapons."

Mr. Greg Gilbert, President and Chief Executive Officer of HiEnergy said, "We are very pleased to have closed this transaction, because it improves our financial capability to accelerate our SuperSenzor Detectors product development. By accelerating our time to market, we will be positioned to more quickly offer government agencies and companies the benefits of our detection systems."

Several other corporate actions occurred in connection with the closing of the voluntary share exchange and the changing focus of SLW:

     - Dr. Maglich, a director and the founder of HiEnergy, has been elected chairman of SLW's board of directors. The current board of directors of HiEnergy has been elected to the board of SLW and Mr. Cote, formerly a director of SLW, has resigned. Mr. Alter will remain on the board of SLW.

     -    Mr. Alter will remain president and chief executive officer of SLW.

     - SLW will change its name to HiEnergy Technologies, Inc. and the parent company's headquarters will move to the HiEnergy corporate offices in Irvine, California.

To learn more about HiEnergy, please visit its web-site at www.hienergyinc.com.

                           Forward-Looking Statements

The matters discussed in this press release may contain "forward looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "intends", "should", or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions of Section 21E of the Securities Exchange Act or 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, apply to forward-looking statements made by SLW Enterprises Inc. You should not place undue reliance on forward-looking statements. Forward-looking statements involve risks and uncertainties. The actual results that SLW Enterprises Inc. achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These


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forward-looking statements are based on current expectations, and SLW
Enterprises Inc. assumes no obligation to update this information. Readers are urged to carefully review and consider the various disclosures made by SLW Enterprises Inc. in its reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect its business.


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